    As filed with the Securities and Exchange Commission on January 29, 2003
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                       INKINE PHARMACEUTICAL COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                New York                                  13-3754005
    (State or other jurisdiction of                    (I.R.S. Employer
            incorporation)                            Identification No.)

                1787 Sentry Parkway West, Building 18, Suite 440,
                  Blue Bell, Pennsylvania 19422, (215) 283-6850
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                                 Robert F. Apple
                      Chief Operating and Financial Officer
                       InKine Pharmaceutical Company, Inc.
          1787 Sentry Parkway West, Building 18, Suite 440,
                  Blue Bell, Pennsylvania 19422, (215) 283-6850
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                        Copies of all communications to:

                            Charles C. Zall, Esquire
                                 Saul Ewing LLP
                         1500 Market Street, 38th Floor
                      Philadelphia, Pennsylvania 19102-2186
                                 (215) 972-7701

                                ----------------

       Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ----------------

                                                      CALCULATION OF REGISTRATION FEE
         ============================ ================= ========================== ======================== ==================
           Title of Each Class of      Amount to be          Proposed Maximum          Proposed Maximum          Amount of
         Securities to be Registered    Registered      Offering Price Per Share(1)Aggregate Offering Price Registration Fee(3)
         ============================ ================= ========================== ======================== ==================
         Common Stock, par value
           $0.0001 per share......       13,419,678(2)            $ 1.57                 $21,068,894             $1,939
         ============================ ================= ========================== ======================== ==================

(1) In accordance with Rule 457(c), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq SmallCap Market system on January 27, 2003 which was $1.57.
(2) All shares registered pursuant to this registration statement are to be offered by the selling shareholders. Shares of common stock that may be offered pursuant to this registration statement consists of (i) 2,469,032 shares of common stock; (ii) 7,027,026 shares issuable upon conversion of convertible promissory notes in the aggregate principal amount of $13,000,000, (iii) 3,423,620 shares issuable upon the exercise of warrants issued in December 2002 and January 2003 and (iv) 500,000 shares issuable upon the exercise of warrants issued in October 2002.
(3) Represents the Proposed Maximum Aggregate Offering Price multiplied by $0.000092.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

Prospectus
----------

                                13,419,678 shares

                       INKINE PHARMACEUTICAL COMPANY, INC.

                    common stock, par value $0.0001 per share


         The shareholders named on page 11 are selling up to 13,419,678 shares of our common stock.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "INKP." On January 27, 2003, the reported closing price of the common stock was $1.59 per share. Our principal executive offices are located at 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, and our telephone number is (215) 283-6850.


                           --------------------------

       This investment involves a high degree of risk. See "Risk Factors"
                     beginning on page 1 of this prospectus.

                           --------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.














                 The date of this prospectus is January __, 2003

                                TABLE OF CONTENTS


RISK FACTORS...................................................................1


RECENT EVENTS.................................................................10


USE OF PROCEEDS...............................................................10


SELLING SHAREHOLDERS..........................................................11


PLAN OF DISTRIBUTION..........................................................13


WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................15


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................15


LEGAL MATTERS.................................................................16


EXPERTS.......................................................................16


FORWARD-LOOKING STATEMENTS....................................................16



You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                  RISK FACTORS


You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Operations
-------------------------------

We have generated significant losses to date. If we continue to incur substantial losses, then the value of our common stock is likely to be reduced. Also, we may never achieve a profitable level of operation.

         Our first sale of Visicol(TM) occurred in January 2001 and our first shipment of IBStat(TM) occurred in June 2002. We have not generated significant revenue from product sales or royalties. We have a significant accumulated deficit and have incurred losses in each year since our inception on July 1, 1993.

         Visicol(TM), IBStat(TM) and our products candidates are in various stages of marketing or development and require significant research, development and testing.

         If our sales, marketing, and research spending in the foreseeable future is greater than product sales, we may never conduct our operations at a profit. Our common stock is likely to decrease in value if we fail to generate profits or if the market believes that we are unable to generate profits.

         We have granted or committed to grant shares to a founding scientist and others when we achieve agreed upon product development goals for Colirest(TM) and Hematrol(TM). These goals relate to our filing applications with the FDA and achieving agreed upon sales targets. As a result, our potential earnings per share will decrease because of the necessary accounting treatment of these shares and options.

We do not have extensive experience with sales, marketing and distribution; therefore we may not successfully sell our products.

         We have marketed, distributed and sold two pharmaceutical products under the InKine name for a limited time period. We had traditionally relied on sales, marketing and distribution arrangements with third parties for Visicol(TM) and other products we were developing. Prior to May 31, 2002, we solely utilized Procter & Gamble Pharmaceuticals to sell and promote Visicol(TM). As of December 31, 2002, our agreement with Procter & Gamble expired. As a result we are currently utilizing our internal sales and marketing personnel to sell and market Visicol(TM).

         Prior to May 2002, we relied on Integrated Commercialization Solutions
(ICS) to act as our exclusive outsourcing supplier for warehousing and distribution of Visicol(TM). Since May 2002, our agreement with ICS expired and we have been satisfying our distribution responsibilities by using in-house personnel to handle the following matters related to Visicol(TM) and IBStat(TM): invoicing, accounts receivable, customer service, order process management and chargeback management. We do not have extensive experience in the areas of sales, marketing or distribution. If we cannot perform these roles as successfully as our former partners, including Procter & Gamble and ICS, we may not successfully sell our products. We conduct our sales, marketing and distribution with limited personnel. As a result we face a number of risks, including:

                o we may not be able to build sales, marketing and distribution operations effectively;
                o the costs to operate these functions may not be justifiable in light of product revenues; and
                o we may not be able to successfully manage internal sales, marketing and distribution functions.

If we do not receive adequate reimbursement from the government, managed care organizations and private insurance plans, then some patients may be unable or unwilling to purchase our products and we will achieve less revenue from product sales.

         Successful sales of our products in the United States and other countries depend on the availability of adequate reimbursement from the government, managed care organizations and private insurance plans. Pharmaceutical companies often rely on reimbursement from third parties as the basis for the sales of their products. In the pharmaceutical industry, unlike other consumer product industries, insurance companies, including managed care organizations, often pay drug stores directly for pharmaceutical products. In fact, pharmaceutical companies make a majority of their sales to covered individuals of health insurance companies and not to consumers. These organizations provide for reimbursement only after considering a number of factors, including product features such as safety, medical necessity, cost and the experimental nature of the product. We will spend significant amounts of time and other resources to obtain reimbursement for our products. The organizations that provide reimbursement routinely limit reimbursement and attempt to exert significant pressure on medical suppliers to lower their prices. Visicol(TM) is premium priced compared to its competitors and we have not specifically contracted with any third party to date to give rebates for its use. We do not know what impact, if any at all, this will have on the coverage of Visicol(TM) by these third party payers.

Visicol(TM) and IBStat(TM) may not be accepted by doctors, hospitals, insurers or patients.

         If Visicol(TM) and IBStat(TM) fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficiency and cost effectiveness. In addition, market acceptance depends on the effectiveness of our marketing strategy and the availability of reimbursement for such products.

If we do not have adequate insurance for product liability claims, we may be subject to significant expenses relating to these claims.

         We are subject to significant product liability risks relating to the sale, manufacturing and further testing of the products on the market and the ones we are developing. These risks include:

                o Our products could cause undesirable side effects or injury when sold;
                o Our product candidates could cause undesirable side effects or injury during clinical trials; and
                o We may agree to reimburse others that incur liability relating to our product and product candidates.

         We currently maintain insurance for product liability claims in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate. We have no way of knowing if these amounts will be adequate to cover any product liability claims filed against us. If we do not or cannot maintain adequate insurance coverage, we may incur a significant liability if a product liability claim arises.

If we do not develop and maintain relationships with manufacturers, then we may not successfully manufacture and sell our products.

         We do not possess the capabilities, resources or facilities to manufacture Visicol(TM), IBStat(TM) and any of our product candidates. We must contract with manufacturers to produce Visicol(TM), IBStat(TM) and our product candidates according to government regulations. Our future development and delivery of our marketed products and our product candidates depends on the timely, profitable and competitive performance of these manufacturers. A limited number of manufacturers exist which are capable of manufacturing our marketed products and our product candidates. We may fail to contract with the necessary manufacturers or we may contract with manufacturers on terms that may not be entirely acceptable to us.

         We have contracted with Mallinckrodt, Inc., a commercial supplier of pharmaceutical chemicals to supply us with active pharmaceutical ingredients for Visicol(TM). A significant portion of the Visicol(TM) tablet is monobasic and dibasic sodium phosphate. Mallinckrodt has agreed to supply these ingredients in a manner which meets FDA requirements. The FDA has approved the manufacturing process for these active ingredients, but the Drug Master File for the sodium phosphate is only for one location at Mallinckrodt. If this location were to shut down for any reason, a delay in the delivery of our active pharmaceutical ingredients would occur and could impact future sales of Visicol(TM). We are currently working towards submitting a Drug Master File with the FDA for another Mallinckrodt facility in order to minimize this risk.

         We have contracted with PMRS, a manufacturing development company, to supply commercial quantities of Visicol(TM) and Morton Grove Pharmaceutical, a generic drug manufacturer to supply IBStat(TM) in a manner that meets FDA requirements. The FDA has approved the manufacturing processes of PMRS and Morton Grove. PMRS and Morton Grove must maintain compliance with FDA standards regarding the manufacturing of Visicol(TM) and IBStat(TM) at all times. The failure to maintain compliance with FDA standards could result in the loss of "approved status" at PMRS and Morton Grove. Any such loss would have a significant negative impact on us since we do not have an approved secondary manufacturer for Visicol(TM) or IBStat(TM). We are currently working with an appropriate secondary manufacturer of Visicol(TM). Neither of these manufacturers has been approved by the FDA.

         We have contracted with PCI Services to package Visicol(TM) in a manner that meets FDA requirements. The FDA has approved this facility for the packaging of Visicol(TM). Any subsequent switch to a new package facility could cause a delay in the delivery of Visicol(TM) to our distributors and customers. IBStat(TM) is packaged at Morton Grove.

If the owners of technology licensed to us terminate our license agreements, then these owners could prevent us from developing, manufacturing or selling the product covered by that license.

         We have acquired the worldwide exclusive right to market Visicol(TM), IBStat(TM), Colirest(TM) and Hematrol(TM) under various license agreements. Each of the owners of the technology licensed to us may terminate the license prior to its expiration date under certain circumstances, including our failure to comply with commitments related to the development of the products specified in the licenses. For example, some of our licensing agreements require us to spend specific amounts for research and development of our products. If we do not comply with the terms of these agreements, the owners of the licensed technology could demand the return of all rights to the licensed technology, and force us to cease developing, manufacturing or selling the products covered by that license.

If we cannot develop and market our products as rapidly or cost-effectively as our competitors, then we will not be able to conduct our operations at a profit.

         We have products and product candidates that compete in four very competitive segments of the pharmaceutical industry. These include: (i) Visicol(TM); (ii) IBStat(TM), (iii) Colirest(TM) and (iv) Hematrol(TM). Based on total assets and revenues, we are significantly smaller than the majority of our competitors in these segments. Therefore, we may encounter significant competition with Visicol(TM), IBStat(TM) and each of our product candidates, primarily from the following competitors:

       --------------------- ---------------------- --------------------- ---------------------
            Visicol(TM)            IBStat(TM)            Colirest(TM)          Hematrol(TM)
------ --------------------- ---------------------- --------------------- ---------------------
       Braintree             Schwarz Pharma         AstraZeneca plc       Immune
       Laboratories,  Inc.   Inc.                                         Response
                                                                          Corporation
       --------------------- ---------------------- --------------------- ---------------------
       C.B. Fleet                                   Salix                 Autoimmune,
       Company, Inc.                                Pharmaceuticals,      Inc.
                                                    Ltd.
       ---------------------                        --------------------- ---------------------
C       Schwarz Pharma                              IDEC                  NABI
o       Inc.                                        Pharmaceuticals
m                                                   Corporation
p      ---------------------                        --------------------- ---------------------
e                                                   Procter & Gamble
t                                                   Pharmaceuticals
i                                                   ---------------------
t                                                   Solvay S.A.
o                                                   ---------------------
r                                                   Centocor, Inc.
s                                                   (Johnson &
                                                    Johnson)
                                                    ---------------------
                                                    Shire
                                                    Pharmaceuticals
                                                    Group plc
------ --------------------- ---------------------- --------------------- ---------------------

         The financial strength of competitors is particularly important in the pharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically affect the price and effectiveness of a product line and can render a competing product line obsolete. Our competitors that have strong financial resources may develop competitive products that are cheaper and more effective than our products. These competitive products may render our products unmarketable or non-competitive. Even if our competitors do not develop better and more cost effective products, they may manufacture and market their products more successfully than us. Therefore, our competitors may capture all or a large segment of our market, severely restricting our ability to achieve a profitable level of product sales.

If we are unable to protect our intellectual property, then our competitors may develop similar products that could render our products obsolete.

         Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon sale of product could be diminished.

         Visicol(TM), IBStat(TM) and our product candidates are in various stages of patent protection as summarized below.

                  o In 1997, the U.S. Patent and Trademark Office issued a patent covering the use of Visicol(TM) as a colonic cleansing agent or as a laxative. In December 2000, the U.S. Patent and Trademark Office issued to us a patent for numerous solid-dose colonic cleansing agents and in June 2001, the Canadian Patent Office granted a Notice of Allowance for Visicol(TM). We have also filed an application for Visicol(TM) under the Patent Cooperation Treaty that designates Europe.

                  o   IBStat(TM) is not patentable.

                  o In October of 1999, we filed a U.S. patent application to treat IBD with Colirest(TM) and other similar compounds. The U.S. Patent and Trademark Office has not yet issued this patent.

                  o Hematrol(TM) is not patentable for use in ITP. Instead of a patent, we will receive protection based on the FDA designation of Orphan Drug Status for ITP. Orphan Drug Status means the FDA has determined that the number of people affected by the disease which the drug treats is less than 200,000, and that having numerous companies compete for the market is unrealistic and likely to harm, rather than help, prospective users of the product. Since we have received this designation, we will have an exclusive right to sell Hematrol(TM) for ITP for seven years after development is complete.

         We have also obtained the rights to foreign patents, and intend to apply for additional foreign patents. Competitors could challenge or develop around the patents, or the scope of the patents may not be adequate to protect the patented product from competitors. The commercial success of our products will also depend upon our ability to make sure the products do not infringe on patents issued to competitors. We have not conducted a search to determine if there are any patents similar to those covering Visicol(TM) and Colirest(TM).

         Our employees or scientific consultants may develop inventions or processes independently that may be related to our products. These employees or consultants could claim ownership of these inventions or processes, and these claims could succeed. We may need to enter into protracted and costly litigation to enforce or determine the scope of our proprietary rights.

         Government agencies and academic institutions have funded the development of some of our patented technologies. Although we have acquired the rights to use such technology, these agencies or institutions may have rights to the technology or inventions, including rights to the royalty-free use, but not sale, of the invention or technology for their own purposes.

Risks Relating To Financing Our Business
----------------------------------------

If we are unable to meet our debt service obligations related to our outstanding convertible notes, our operations could be adversely affected. In addition, even if we are able to meet our debt service obligations, the amount of debt outstanding could impede our operations and capital flexibility.

         Our outstanding convertible notes are due in June 2005 and are convertible at a conversion price of $1.85 per share. If the future market price of our common stock is such that it is not attractive for noteholders to convert their notes to common stock by the time the notes become due, we are obligated to pay the notes with cash at a 25% premium to face value. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to service our outstanding convertible notes, we will be in default under the terms of the notes. Even if we are able to meet our debt service obligations, our outstanding debt could adversely affect us in a number of ways, including:

                  o Limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;
                  o Limiting our flexibility in planning for, or reacting to, changes in our business;
                  o Placing us at a competitive disadvantage relative to our competitors that have lower levels of debt;
                  o Making us more vulnerable to a downturn in our business, industry or the economy generally; and/or
                  o Requiring us to use a substantial portion of our cash to pay unconverted debt principal, and interest instead of applying these funds to operations.

We may need additional capital in the future in order to continue our operations.

         We may need additional capital to further develop, manufacture and market Visicol(TM), IBStat(TM) and our product candidates if the future revenues from our marketed products fall short of current assumptions. The revenues from Visicol(TM) have been less than our expectations. Specifically, we will spend funds for the following:

                  o Conducting additional studies of Visicol(TM) to increase the utilization of the product into other therapeutic areas;
                  o Researching and developing our product candidates, including participating in human clinical trials;
                  o   Seeking necessary approvals from the government;
                  o   Developing manufacturing capabilities; and
                  o   Funding our growth as a company.

         We believe that our current capital resources will continue to fund our operations for at least the next 12 months. The success of Visicol(TM) and IBStat(TM) directly impacts our need for additional capital. Our future capital requirements will depend on a variety of factors. For example, if we experience continued progress in our research and development activities, or if we determine that it is necessary to prosecute and enforce our patents, we may require additional capital. In addition, our current and future marketing activities will affect our future capital requirements. Because we have limited experience in marketing Visicol(TM) and IBStat(TM), we have limited experience in predicting how much capital will be necessary to successfully execute our marketing plans. If we inaccurately predict our future capital requirements, we may be unable to continue our operations.

         We regularly seek funding for our operations from a variety of sources, including public and private securities offerings, loans and joint arrangements with partners. We currently do not possess a commitment to obtain additional funding, and we may never receive additional funding in the future. If we need additional capital and we fail to obtain additional funding, we will delay, scale back or eliminate our research and development activities or enter into arrangements with others to develop and market certain product candidates that we may otherwise have developed ourselves. For example, when Visicol(TM) revenues fell short of expectations in 2001, in order to reduce some of the shortfall we: (i) scaled back and then eliminated our budgeted spending on the Thrombospondin Technology; and (ii) reduced our staff by 35%.

Risks Relating to Regulatory Matters
------------------------------------

If we do not maintain required approvals from the government, then we may not successfully manufacture, market or sell our marketed products.

                  FDA manufacturing approval:

         The FDA requires pharmaceutical companies to include detailed manufacturing information in a new drug application. The FDA has mandated that all manufacturing facilities and processes comply with good manufacturing practices, commonly known as GMP. GMP is a body of federal regulations and guidelines that govern the manufacture of drugs for human use. For example, all manufacturers must pass manufacturing plant inspections and provide records of detailed manufacturing processes. Among other things, drug manufacturers must demonstrate that:

                  o the drug product can be consistently manufactured at the same quality standard;
                  o   the drug product is stable over time; and
                  o the level of chemical impurities in the drug product are under a designated level.

         The FDA has approved our manufacturing process for Visicol(TM) and IBStat(TM). The FDA may still, however, prevent us from continuing to market Visicol(TM) or IBStat(TM) if we:

                  o do not continue to consistently manufacture appropriate amounts of Visicol(TM)and IBStat(TM)or
                  o cannot continue to repeat the manufacturing process used to manufacture the validation batches of Visicol(TM).

         We currently have only one approved manufacturer of Visicol(TM) and one manufacturer for IBStat(TM). We have, however, initiated the process to obtain a qualified secondary manufacturer of Visicol(TM).

                  FDA oversight after product approval:

         After the FDA approves a product, the FDA continues to regulate the product. In particular, the FDA may require post-marketing testing and surveillance to monitor the effects of our marketed products or may require drug label changes which could hinder the marketability of our marketed products. In addition, the FDA may place conditions on our marketed products that could restrict the sale or use of our products.

The FDA could prevent us from marketing IBStat(TM).

         IBStat(TM) is the combination of an FDA approved generic drug (hyoscyamine sulfate) and an FDA approved delivery system. Hyoscyamine sulfate was a marketed product prior to 1962. The FDA allows products that were marketed prior to 1962 to continue to be marketed without an approved NDA. There is no guarantee that the FDA will continue to allow hyoscyamine sulfate or many other pre-1962 marketed products to continue to be marketed. In addition, the FDA could determine that hyoscyamine sulfate is unsafe or that additional data needs to be submitted to the FDA in order to determine the drug's safety and efficacy. The FDA could also determine that IBStat(TM) is not similar enough to the pre-1962 marketed hyoscyamine sulfate, and as a result cannot be marketed without an FDA approved NDA.

If we do not obtain required approvals from the government, then we may not successfully market or sell our product candidates.

         The FDA requires multiple stages of tests, known as phase I, II and III clinical trials, on all pharmaceutical products. In addition, the FDA must confirm that drug manufacturers comply with applicable federal regulations. The process to obtain government approvals of a pharmaceutical product takes many years and requires substantial resources.

         The FDA may delay or halt the clinical development of our product candidates at any stage, or may deny us approval to market a product. If the FDA takes any of these adverse actions, we may delay or stop the development of a product or may be unable to sell such product. We do not believe we are subject to risks which are materially different than other pharmaceutical companies seeking FDA approval. The process of obtaining FDA approval is expensive, time-consuming and often filled with unexpected hurdles. Even if we receive approval of a product candidate, the FDA may limit and restrict the drug's use and may subject our products to continuous review. If we fail to comply with any applicable regulatory requirement, the FDA could impose penalties on us, including:

                  o   warning letters;
                  o   fines;
                  o   withdrawal of regulatory approval;
                  o   product recalls;
                  o   operating restrictions; injunctions; and/or
                  o   criminal prosecution.

         Our proposed Fc receptor technology products are in various stages of development and in various stages of the FDA approval process, as set forth below:

                  o Colirest(TM). We are developing Colirest(TM) as a compound for the treatment of inflammatory bowel disease, commonly known as IBD. IBD is an autoimmune disease that causes inflammation and ulceration of the bowel. IBD includes both Crohn's disease and ulcerative colitis. In September 2000, we announced positive results of our Phase II study on Crohn's disease and in December 2000, we announced positive results of our Phase II study in ulcerative colitis. We have reached an agreement with the FDA for the advancement of Colirest(TM) to a Pivotal Phase IIb dose ranging study for Crohn's disease. We are currently enrolling patients in this study.

                  o Hematrol(TM). We are developing Hematrol(TM) as a compound for the treatment of ITP. ITP is an autoimmune disease that causes spontaneous bleeding. Hematrol(TM) is currently on hold in phase III clinical trials for ITP.

         We may never receive FDA approval for any of these products and without FDA approval, we cannot manufacture, market or sell these products.

Risks Related To Our Common Stock Outstanding
---------------------------------------------

If the holders of our outstanding notes, options and warrants convert such notes or exercise such options and warrants, then the market price of the common stock may drop.

         We have a total of $13 million in outstanding senior secured convertible notes. The holders of the notes may convert the notes into a total of 7,027,027 shares of our common stock at a conversion price of $1.85 per share. To date, none of the note holders have converted their notes. The conversion of these outstanding notes and the sale of the related shares may cause our common stock price to drop.

         We have a total of approximately 12.3 million options and warrants outstanding. Options and warrants give the holder the right to purchase shares of a company's stock in the future for a predetermined price which may or may not be below the current market value of such company's stock at the time the option or warrant is exercised. In addition, we can issue an additional 1.4 million options pursuant to our option plans. To date, option and warrant holders have exercised approximately 6.5 million options and warrants in the aggregate at prices ranging from $.50 to $5.56. The exercise of these outstanding warrants and options and the sale of the related shares may cause our common stock price to drop.

If our common stock continues to be volatile and thinly traded, then our shareholders may not be able to sell their shares when desired.

         The market price of our common stock, similar to other public pharmaceutical or biotechnology companies, has been volatile and may remain volatile for the foreseeable future. Our shareholders may not sell their shares when they desire because the stock price is highly volatile and the stock is not widely traded. For example, the number of our shares theoretically available for sale in any one day is approximately 37 million shares and our average daily trading volume for the twelve-month period ended September 30, 2002 has been approximately 158,000 shares. If our stock continues to trade thinly, our shareholders may not be able to sell their shares when desired.

                                  RECENT EVENTS

         On December 17, 2002, we completed a private placement of $13 million of 10% Senior Secured Convertible Notes due June 2005 and warrants to purchase 2,459,460 shares (35% coverage) of our common stock. The notes are convertible into our common stock at a conversion price of $1.85 per share. The warrants are exercisable for shares of our common stock at an exercise price of $1.85 per share. The offering price represented an "above market" price per common share based on the average of the daily closing price of our common stock for the four trading days preceding the execution of the definitive purchase agreement. We used all of the proceeds from the private placement to repay our then current outstanding June 2003 Convertible Notes, which were redeemed at a 30% premium to face value.

         On December 31, 2002 and January 23, 2003, we completed two additional private placements of 2,469,032 shares of common stock at a purchase price of $1.55 per share together with warrants to purchase 964,160 shares of our common stock (35% coverage). The warrants are exercisable for shares of our common stock at an exercise price of $1.85 per share. After expenses, we will realize $3,502,000 of the $3,827,000 in proceeds from the offering.

         All of the private placements described above were exempt from registration under the Securities Act of 1933, as amended pursuant to Section 4(2) of such act. We agreed to file a registration statement for the resale of the common stock as well as the common stock issuable upon conversion of the notes and exercise of the warrants within 60 days after the closing of each of the respective private placements.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by any selling security holders of the shares of common stock offered under this prospectus.

                              SELLING SHAREHOLDERS

         This prospectus relates to the sale by the selling shareholders from time to time of up to 13,419,678 shares of our common stock. The selling shareholders, however, are not obligated to, and there is no assurance that the selling shareholders will sell any of the shares.

         The table below sets forth certain information regarding the selling shareholders as of December 31, 2002 (except where otherwise noted). None of the selling shareholders has held any position or office with, been employed by, or otherwise had a material relationship with us or any of our predecessors or affiliates.

         The table below sets forth the names of the selling shareholders, the number of shares owned, directly and beneficially, by such shareholders, the number of shares being offered by the selling shareholders and the number of shares of our common stock the selling shareholders will hold after the offering. This table assumes that the selling shareholders sell all of their shares offered in this prospectus.

                                          Shares Held      Percent Held                                         Percent Held
                                          Prior to the     prior to the       Shares Being       Shares           after the
     Selling Shareholder                    Offering         Offering            Offered        Remaining         Offering
================================================================================================================================
S.A.C. Capital Associates, LLC(1)         5,034,814(2)(6)   11.87%(8)           4,778,378        256,436            *(8)
Royal Bank of Canada                      2,918,919(3)(6)    7.23%(8)           2,918,919              0            0(8)
The Tail Wind Fund Ltd.                   2,377,962(4)(6)    5.97%(8)           1,970,270        407,692          1.03%(8)
Solomon Strategic Holdings, Inc.            218,919(5)(6)      *(8)               218,919              0            0(8)
Ursus Capital, L.P.                         890,050(7)       2.37%(9)             195,075        694,975          1.85%(9)
Ursus Offshore Ltd.                       1,036,250(7)       2.76%(9)             243,675        792,575          2.10%(9)
Crestview Capital Offshore Fund, Inc.        43,548(7)         *(9)                43,548              0            0(9)
Crestview Capital Fund I, L.P               522,581(7)       1.39%(9)             522,581              0            0(9)
Crestview Capital Fund II, L.P.             783,871(7)       2.08%(9)             783,871              0            0(9)
Harris Kaplan                                94,096(7)         *(9)                87,096          7,000            *(9)
Bernard Korman                            1,096,921(7)       2.92%(9)             435,483        661,438          1.75%(9)
Jules Nordlicht                             270,000(7)         *(9)               270,000              0            0(9)
David Balser                                 78,600(7)         *(9)                48,600         30,000            *(9)
HCA Enterprises Worldwide, LLC              324,150(7)         *(9)               174,150        150,000            *(9)
R.A. Stinski                                 67,500(7)         *(9)                67,500              0            0(9)
SDS Merchant Fund, L.P.                     208,097(7)         *(9)               100,000        108,097            *(9)
Kevin J. Raidy                               50,000(7)         *(9)                50,000              0            0(9)
Charles Eckert                               25,000(7)         *(9)                12,500         12,500            *(9)
Ayrshire Investments                         20,000(7)         *(9)                20,000              0            0(9)
Samuel R. Shipley                            17,500(7)         *(9)                17,500              0            0(9)
Cleveland Overseas, Ltd.+                   461,613(7)      1.22%(10)             461,613              0           0(10)

--------------------

 * Represents ownership of less than 1% of the outstanding shares of our common stock.

 + Represents information regarding the selling shareholder as of January 23, 2003.

(1) Pursuant to investment agreements, S.A.C. Capital Advisors, LLC ("SAC Capital Advisors") and S.A.C. Capital Management, LLC ("SAC Capital Management") share all investment and voting power with respect to the shares of common stock held by S.A.C. Capital Associates, LLC covered by this prospectus. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any such shares. SDS Capital Partners, LLC may act as an advisor to SAC Capital Advisors and SAC Capital Management in connection with the shares of common stock held by S.A.C. Capital Associates, LLC covered by this prospectus. Mr. Steven Derby is the managing member of SDS Capital Partners, LLC. SDS Capital Partners, LLC and Mr. Derby disclaim beneficial ownership of any such shares.

(2) Includes 3,243,243 shares underlying convertible promissory notes that are subject to a limitation on beneficial ownership, and 1,135,135 shares underlying warrants that are not exercisable until December 17, 2003.

(3) Includes 2,162,162 shares underlying convertible promissory notes that are subject to a limitation on beneficial ownership, and 756,757 shares underlying warrants that are not exercisable until December 17, 2003.

(4) Includes 1,459,459 shares underlying convertible promissory notes that are subject to a limitation on beneficial ownership, and 510,811 shares underlying warrants that are not exercisable until December 17, 2003.

(5) Includes 162,162 shares underlying convertible promissory notes that are subject to a limitation on beneficial ownership, and 56,757 shares underlying warrants that are not exercisable until December 17, 2003.

(6) Assumes: (i) the conversion of convertible promissory notes in the aggregate principal amount of $13,000,000 and (ii) the exercise of all outstanding warrants held by the selling shareholders.

(7) Assumes the exercise of all outstanding warrants held by the selling shareholders.

(8) Percentages are based on shares of common stock outstanding as of December 31, 2002 (37,434,651) plus, for each selling shareholder the shares underlying such selling shareholder's convertible promissory notes and warrants.

(9) Percentages are based on shares of common stock outstanding as of December 31, 2002 (37,434,651) plus, for each selling shareholder the shares underlying such shareholder's warrants.

(10) Percentages are based on shares of common stock outstanding as of January 23, 2003 (37,776,587) plus, for the selling shareholder the shares underlying such shareholder's warrants.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling shareholders, as well as by their pledgees, donees, transferees, partners or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered here. The selling shareholders may sell the shares from time to time directly to purchasers or to or through broker-dealers. Such sales may be made on the Nasdaq SmallCap Market System or other exchanges on which the shares are then traded, in the over-the-counter market, in privately negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated. The selling shareholders may sell the shares registered here using one or more of the following methods:

         o cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

         o "at the market" to or through market makers or into an existing market for the shares;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         o any combination of the foregoing, or by any other legally available means.

         The selling shareholders may also enter into option or other transactions with brokers or dealers that require the delivery by these brokers or dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. In addition, a selling shareholder may pledge its shares to brokers or dealers or other financial institutions. Upon a default by a selling shareholder, the brokers, dealers or financial institutions may offer and sell the pledged shares.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

         The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling shareholders and any underwriters and agents that participate in the distribution of shares may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At such time that the selling shareholders elect to make an offer of shares, a prospectus supplement, if required, will be distributed that will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholders and any other required information.

         Some of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business. Under agreements into which we may enter, underwriters and agents who participate in the distribution of shares may be entitled to indemnification from us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof.

         The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell any or all of the shares.

         We will pay all reasonable costs and expenses incurred by us or the selling shareholders in connection with the registration of the shares under the Securities Act, including, all registration and filing fees and our legal fees and accounting fees and legal fees of one counsel selected by the selling shareholders. We agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         We agreed with the selling shareholders to keep the registration statement effective until the shares being offered by this prospectus may be sold without registration or restriction pursuant to Rule 144(k) promulgated under the Securities Act, or, if earlier, until the distribution contemplated in this prospectus has been completed.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement, of which this prospectus is a part, and related exhibits with the Securities and Exchange Commission pursuant to the Securities Act of 1933. The registration statement contains additional information about us and our common stock. We also file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC's website is located at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we provide in documents filed with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents we have filed with the SEC:

         o our annual report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 29, 2002;
         o our proxy statement for the 2002 annual meeting of shareholders, as filed with the SEC on April 12, 2002;
         o our quarterly report on Form 10-Q for the quarter ended March 31, 2002, as filed with the SEC on May 15, 2002;
         o our quarterly report on Form 10-Q for the quarter ended June 30, 2002, as filed with the SEC on August 14, 2002;
         o our quarterly report on Form 10-Q for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002;
         o a current report on Form 8-K, as filed with the SEC on October 8, 2002;
         o a current report on Form 8-K, as filed with the SEC on December 19, 2002;
         o a current report on Form 8-K, as filed with the SEC on January 24, 2003; and
         o    the description of our common stock, which is registered under
              Section 12 of the Securities Exchange Act of 1934, contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

         All documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus.

         To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert F. Apple, Chief Operating and Financial Officer, InKine Pharmaceutical Company, Inc., 1787 Sentry Parkway West, Building 18, Suite 440, Blue Bell, Pennsylvania 19422, telephone (215) 283-6850. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  LEGAL MATTERS

         Saul Ewing LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for us.

                                     EXPERTS


         The financial statements of InKine Pharmaceutical Company, Inc. as of December 31, 2001 and 2000 and the related statements of operations, changes in shareholder's equity and cash flows for the year ended December 31, 2001, the six-month period ended December 31, 2000 and for each of the years in the two year period ended June 30, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

         In addition to historical facts or statements of current condition, this prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on our research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth in our reports on Form 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

         You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.






                                  -------------

                       INKINE PHARMACEUTICAL COMPANY, INC.

                               ------------------

                              13,419,678 shares of
                                  common stock
                           par value $0.0001 per share

                               ------------------

                                   PROSPECTUS
                               ------------------



                                January __, 2003

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution

         We will pay the following expenses incurred in connection with the sale of the securities registered under this registration statement. Other than the SEC registration fee and the Nasdaq filing fee, the amounts stated are estimates.

         SEC registration fee......................................     $  1,939
         Accounting fees and expenses..............................       25,000
         Legal fees and expenses...................................       50,000
         Nasdaq filing fee.........................................       17,500
         Miscellaneous expenses....................................       10,000
                                                                        --------
                  Total............................................     $104,439
                                                                        ========

Item 15. Indemnification of Directors and Officers.

         Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

         Our certificate of incorporation provides that the directors of our company shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.

         Our bylaws provide that we shall indemnify and hold harmless our directors and officers to the fullest extent currently authorized by the New York Business Corporation Law. These provisions indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered. Further, the bylaws provide that we advance expenses to persons eligible for indemnification. In addition, the bylaws authorize our company to maintain insurance to protect our company and any of our directors or officers against any expense, liability, or loss, whether or not we would have the power to indemnify these persons against such expense, liability, or loss under the New York Business Corporation Law.

Item 16.  Exhibits.

         The following is a list of exhibits filed as part of the registration statement:

No.      Title
---      -----

*4.1 Securities Purchase Agreement, among the Company, S.A.C. Capital Associates, LLC, SDS Merchant Fund, L.P., Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and The Tail Wind Fund Ltd., dated as of December 16, 2002. (In accordance with Item 601 of Regulation S-K, the schedules and certain exhibits have been omitted. They are available upon request. For certain exhibits, please see Exhibit Nos. 4.2, 4.3, 4.4, and 4.5.)

*4.2 Registration Rights Agreement, among the Company, S.A.C. Capital Associates, LLC, SDS Merchant Fund, L.P., Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and The Tail Wind Fund Ltd., dated as of December 17, 2002.

*4.3 Security Agreement, among the Company, S.A.C. Capital Associates, LLC, Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and Tail Wind Fund Ltd. dated as of December 17, 2002.

*4.4 Form of Senior Secured Convertible Notes. (In accordance with Item 601 of Regulation S-K, similar notes issued to the investors have not been filed because they are identical in all material respects.)

*4.5 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

**4.6 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

4.7 Form of Subscription Agreement, between the Company and certain of the Investors listed on the Selling Stockholders table. Each of the Investors have executed Subscription Agreements which are substantially identical. (In accordance with Item 601 of Regulation S-K, agreements with each investor have not been filed because they are identical in all material respects except as to the parties, information with respect to each party under Section VII of the Subscription Agreement, the number of shares purchased and the date of purchase.)

4.8 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors and placement agent have not been filed because they are identical in all material respects except for the number of warrants granted to each investor and placement agent and the date of the warrant.)

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

23.1     Consent of KPMG LLP.

23.2     Consent of Saul Ewing LLP (included in Exhibit 5).

24       Power of Attorney (contained on signature page of initial filing).
--------

* Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on December 19, 2002, and incorporated herein by reference.

** Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on October 8, 2002, and incorporated herein by reference.

Item 17.  Undertakings.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filing Incorporating Subsequent Exchange Act Documents By Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. Incorporated Annual and Quarterly Reports

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom this prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in this prospectus, to deliver, or cause to be delivered to each person to whom this prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on January 29, 2003.

                                          InKine Pharmaceutical Company, Inc.

                                          By: /s/  LEONARD S. JACOB, M.D., PH.D.
                                              ----------------------------------
                                              Leonard S. Jacob, M.D., Ph.D.
                                              Chairman of the Board and
                                              Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Leonard S. Jacob and Robert F. Apple, or either of them, his true and lawful attorneys-in-fact, with power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of InKine Pharmaceutical Company, Inc., any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his substitute, may do or cause to be done by virtue hereof.

              Signature                            Title                                 Date
-------------------------------------------------------------------------------------------------------------------
/s/ LEONARD S. JACOB, M.D., PH.D.       Chairman of the Board,                      January 29, 2003
---------------------------------       Chief Executive Officer and Director
Leonard S. Jacob, M.D., Ph.D.           (Principal Executive Officer)


/s/ ROBERT F. APPLE                     Chief Operating and                         January 29, 2003
--------------------------              Financial Officer
Robert F. Apple                         (Principal Financial and
                                        Accounting Officer)

/s/ J.R. LESHUFY                        Director                                    January 29, 2003
---------------------------
J.R. LeShufy

/s/ STEVEN B. RATOFF                    Director                                    January 29, 2003
-------------------------
Steven B. Ratoff

/s/ NORMAN D. SCHELLENGER               Director                                    January 29, 2003
-------------------------
Norman D. Schellenger

/s/ THOMAS P. STAGNARO                  Director                                    January 29, 2003
------------------------
Thomas P. Stagnaro

/s/ ROBERT A. VUKOVICH, PH.D.           Director                                    January 29, 2003
-----------------------------
Robert A. Vukovich, Ph.D.

                                  EXHIBIT INDEX
Exhibit
Number                                           Name of Document
------                                           ----------------

*4.1 Securities Purchase Agreement, among the Company, S.A.C. Capital Associates, LLC, SDS Merchant Fund, L.P., Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and The Tail Wind Fund Ltd., dated as of December 16, 2002. (In accordance with Item 601 of Regulation S-K, the schedules and certain exhibits have been omitted. They are available upon request. For certain exhibits, please see Exhibit Nos. 4.2, 4.3, 4.4, and 4.5.)

*4.2 Registration Rights Agreement, among the Company, S.A.C. Capital Associates, LLC, SDS Merchant Fund, L.P., Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and The Tail Wind Fund Ltd., dated as of December 17, 2002.

*4.3 Security Agreement, among the Company, S.A.C. Capital Associates, LLC, Royal Bank of Canada, through RBC Dominion Securities Corporation as its agent, Solomon Strategic Holdings, Inc., and Tail Wind Fund Ltd. dated as of December 17, 2002.

*4.4 Form of Senior Secured Convertible Notes. (In accordance with Item 601 of Regulation S-K, similar notes issued to the investors have not been filed because they are identical in all material respects.)

*4.5 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

**4.6 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors have not been filed because they are identical in all material respects except for the number of warrants granted to each investor.)

4.7 Form of Subscription Agreement, between the Company and certain of the Investors listed on the Selling Stockholders table. Each of the Investors have executed Subscription Agreements which are substantially identical. (In accordance with Item 601 of Regulation S-K, agreements with each investor have not been filed because they are identical in all material respects except as to the parties, information with respect to each party under Section VII of the Subscription Agreement, the number of shares purchased and the date of purchase.)

4.8 Form of Common Stock Purchase Warrant. (In accordance with Item 601 of Regulation S-K, similar warrants granted to the investors and placement agent have not been filed because they are identical in all material respects except for the number of warrants granted to each investor and placement agent and the date of the warrant.)

5 Opinion of Saul Ewing LLP as to the legality of the securities registered hereunder.

23.1                       Consent of KPMG LLP.

23.2                       Consent of Saul Ewing LLP (included in Exhibit 5).

24                         Power of Attorney (contained on signature page of
                           initial filing).
--------

* Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on December 19, 2002, and incorporated herein by reference.

** Filed as an Exhibit to the Registrant's Current Report on Form 8-K filed on October 8, 2002, and incorporated herein by reference.